Exhibit 99.1

Sun Hydraulics Reports Strong First Quarter, Making Further Investments for Growth
SARASOTA, FL, May 5, 2014 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the first quarter of 2014 as follows:

	March 29, 2014	March 30, 2013	Increase
Three Months Ended
Net sales	$56.8	$51.1	11%
Net income	$11.4	$9.6	19%
Net income per share:
Basic	$0.43	$0.37	18%
Diluted	$0.43	$0.37	18%

“Demand in the first quarter accelerated in late February and throughout March driving strong results for the quarter,” said Allen Carlson, Sun's President and CEO. "All geographic markets grew year-over-year with Asia/Pacific increasing 20%, Europe 17%, and North America 4%.”

"Seasonally, the second quarter is our strongest and we expect the increased demand for our products to continue," Carlson added. "Current order rates combined with positive economic indicators, including PMI, guide our expectations. We are ready for future opportunities and our workforce remains agile. We have the capabilities and capacity in place to meet future demand."

"Our focus remains on long-term goals," stated Carlson. "We continue to make investments, which will be funded from earnings throughout 2014, to drive future growth. These investments include new products, increased research and development, and sales and marketing efforts to expand our global reach. Asia has and will continue to be a market that provides many opportunities for growth. To help us fully realize the potential of this market, Tim Twitty, a member of our leadership team, is relocating to Shanghai, China, this summer with his family. Tim has over 20 years of experience with Sun's products, customers, and markets. His leadership will enhance our sales and marketing efforts and accelerate growth in this region, while remaining connected to the leadership team in Sarasota."

"Sun’s end markets are strong, as reflected in our second quarter forecast," concluded Carlson. "Operationally, we have a common goal that permeates our value chain - to satisfy and ship product on-time to our customers. Long term, we are making investments to remain a leader in our field and deliver value to all stakeholders."
Outlook
Second quarter 2014 revenues are expected to be approximately $60 million, up approximately 8% from the second quarter of 2013. Earnings per share are estimated to be $0.44 to $0.46 compared to $0.45 in the same period a year ago. Top line growth and profitability are funding investments that will benefit Sun for the long term. In the short term, these investments will impact selling, engineering and administrative expenses, and therefore earnings, throughout 2014.

Annual Report
Sun Hydraulics Corporation will host its Annual Meeting of Shareholders on June 2, 2014, at 10:00 A.M. E.T., at the Company's newest facility, located at 803 Tallevast Road, Sarasota, Florida 34243. Our Annual Report and Proxy Statement were mailed to shareholders on April 21, 2014, and can also be accessed here:
http://www.sunhydraulics.com/investors/annual-report.php
Webcast
Sun Hydraulics Corporation will broadcast its 2014 first quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 6, 2014. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-438-5519 and using 2285575 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com , and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com , which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com .
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 29, 2014, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2013. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	March 29, 2014	March 30, 2013
	(unaudited)	(unaudited)
Net sales	$56,809	$51,060
Cost of sales	32,742	30,556
Gross profit	24,067	20,504
Selling, engineering and administrative expenses	7,341	6,572
Operating income	16,726	13,932
Interest (income) expense, net	(312)	(196)
Foreign currency transaction (gain) loss, net	8	(120)
Miscellaneous (income) expense, net	83	94
Income before income taxes	16,947	14,154
Income tax provision	5,562	4,579
Net income	$11,385	$9,575
Basic net income per common share	$0.43	$0.37
Weighted average basic shares outstanding	26,374	26,131
Diluted net income per common share	$0.43	$0.37
Weighted average diluted shares outstanding	26,374	26,132
Dividends declared per share	$0.180	$0.180

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 29, 2014	December 28, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,074	$54,912
Restricted cash	331	334
Accounts receivable, net of allowance for doubtful accounts of $100 and $117	23,627	16,984
Inventories	14,465	13,853
Income taxes receivable	—	954
Deferred income taxes	471	474
Short-term investments	41,890	38,729
Other current assets	4,022	2,816
Total current assets	139,880	129,056
Property, plant and equipment, net	75,854	75,731
Goodwill	5,198	5,221
Other assets	3,336	3,470
Total assets	$224,268	$213,478
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,645	$4,630
Accrued expenses and other liabilities	4,765	7,016
Income taxes payable	293	—
Dividends payable	2,379	2,372
Total current liabilities	14,082	14,018
Deferred income taxes	7,748	7,747
Other noncurrent liabilities	283	285
Total liabilities	22,113	22,050
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 40,000,000 shares authorized, par value $0.001, 26,430,370 and 26,352,692 shares outstanding	26	26
Capital in excess of par value	69,494	65,391
Retained earnings	130,048	123,420
Accumulated other comprehensive income (loss)	2,587	2,591
Total shareholders’ equity	202,155	191,428
Total liabilities and shareholders’ equity	$224,268	$213,478

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Three months ended
	March 29, 2014	March 30, 2013
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$11,385	$9,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,074	1,796
(Gain)Loss on disposal of assets	44	(2)
Provision for deferred income taxes	4	3
Allowance for doubtful accounts	(17)	3
Stock-based compensation expense	936	691
(Increase) decrease in, net of assets acquired:
Accounts receivable	(6,626)	(4,535)
Inventories	(612)	49
Income taxes receivable	954	728
Other current assets	(1,206)	(1,075)
Other assets	111	136
Increase (decrease) in, net of liabilities assumed:
Accounts payable	2,015	557
Accrued expenses and other liabilities	731	(156)
Income taxes payable	293	3,430
Other noncurrent liabilities	(2)	2
Net cash provided by operating activities	10,084	11,202
Cash flows from investing activities:
Capital expenditures	(1,959)	(3,365)
Purchases of short-term investments	(11,066)	(6,997)
Proceeds from sale of short-term investments	7,833	8,809
Net cash used in investing activities	(5,192)	(1,553)
Cash flows from financing activities:
Proceeds from stock issued	185	267
Dividends to shareholders	(4,750)	(2,351)
Change in restricted cash	3	14
Net cash used in financing activities	(4,562)	(2,070)
Effect of exchange rate changes on cash and cash equivalents	(168)	(1,482)
Net increase (decrease) in cash and cash equivalents	162	6,097
Cash and cash equivalents, beginning of period	54,912	34,478
Cash and cash equivalents, end of period	$55,074	$40,575
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$4,311	$418
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$2,982	$3,247
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$—	$294

Contact:
Dennis Tichio
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200